Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-43613, 333-110013 and 333-189767) of United Security Bancshares, Inc. of our report dated June 21, 2016, relating to the financial statements and supplemental schedule of the United Security Bancshares, Inc. 401(k) Plan as of December 31, 2015 and 2014 and for the year ended December 31, 2015, which appears in this Form 11-K.

/s/ Carr, Riggs & Ingram, LLC

Enterprise, Alabama

June 21, 2016